Exhibit 10.15

AGREEMENT OF LEASE

BETWEEN

MORGAN CREEK PROPERTIES 311 Pty(Ltd)

Registration Number: 2019/535043/07

VAT REGISTRATION NUMBER: 4420184899

HEREIN REPRESENTED BY

HENDRIK SPOELSTRA

ID Number: 680803 5069 087

(Hereinafter referred to as “The LESSOR”)

and

PDS Photonica Holdings South Africa (PTY) LTD

Registration Number: 2021/701779/07

HEREIN REPRESENTED BY

Full Names: Robert Ainscow

Director

Passport Number:                        (UNITED KINGDOM)

BUSINESS ADDRESS:

33 Eland street

Koedoespoort

Pretoria

(Hereinafter referred to as “The LESSEE”)

1	Initial …………..

1	PREVIOUS AGREEMENTS

This agreement supersedes all previous agreements between Molybdos, in Business rescue, and Morgan Creek properties 311 (Pty) Ltd, rendering all previous agreements null and void.

2	THE LEASED PREMISES

2.1	The “site” means PORTION 1 OF ERF 113 KOEDOESPOORT, situated at 33 Eland street, Koedoespoort

2.2	The “building” means the buildings on the site

2.3	The leased premises/ premises means the area set out and more fully described in Drawing A, B and C consisting of:

2.3.1	- 1400 m2 of the main building, in what is known as 2nd floor, as per drawing A.

2.3.2	– 250 m2Outbuilding first floor. As per Drawing B.

2.3.3	– Sole use - Yard space as per drawing as per Drawing C.

3	AGREEMENT OF LEASE

The LESSOR hereby leases the Leased premises to the LESSEE, which hires the same from the LESSOR, in the ‘as is’ state, including all improvements and latent defects as per alterations made by Molybdos. The permanent structural improvements, including the air handling system is the sole property of the LESSOR. The LESSEE is allowed to use these at his own risk, cost and benefit during the lease period.

4	THE COMMENCEMENT AND DURATION OF THE LEASE

This lease shall:

4.1	Commence on:

1 October 2021 Building Rental

(The Commencement date)

4.2	All sections of the lease terminate on:

31 December 2030

(The Expiration date)

4.3	The Lessee shall receive beneficial occupation of the leased area on the commencement date.

2	Initial …………..

5	DEPOSITS (Payable within seven calendar days from date on signature of the rental agreement, account as per invoice.)

5.1	Rental deposit: Within seven calendar days from the date upon which the LESSEE signs this document he shall pay an amount equal to eighteen (18) months of the undiscounted monthly rental, payable in respect of the FIRST month of the lease period to the LESSOR.

The amount may be utilised by the LESSOR to defray the costs of any breakages or damage done by the LESSEE to or in respect of the premises or to make up any amount due and payable by the LESSEE whom the LESSEE has failed to pay. As soon as any part of the deposit has been utilised by the LESSOR, as aforesaid, the LESSEE will be obliged immediately to pay an equivalent amount to the LESSOR so as to ensure that the LESSOR will at all times be in possession of the full amount of the deposit and the LESSEE shall not be entitled to off-set rental and cost or any other amounts owing against the deposit.

The Lessee is obliged to top up the deposit annually on date of increase, to amount to an amount equal to 18 months rent calculated on the increased monthly rental.

5.2	Services:

The following principle regarding deposits will apply for the duration of the contract, as changes are expected i.t.o. the supply of services to the premises as a whole.

5.2.1	The LESSEE will at all times pre-pay a deposit amount equal to three months value of his full monthly account for these services.

5.2.2	These deposits will be used to pay the services, after which the LESSEE will be charged the actual consumption and ‘connection fee/ availability fee/ maximum demand’

5.2.3	The account will be calculated as per the law/regulations at the time of calculation. If different options are available, it will be at the sole discretion of the LESSOR to determine which option is most applicable.

5.3	Electricity deposit

5.3.1	A Deposit equal to three month’s total electricity account will be invoiced. Upon signing of the contract, a conservative estimate will be calculated.

5.3.2	The deposit will be adjusted from time to time to reflect the actual usage. If usage declines, the refund of the deposit will be done after 12 months’ of constant lower usage.

5.3.3	90 days before the date when the 2.5 MVA supply must be available, the lessee shall pay a deposit of R 500 000 as deposit for the electricity installation, to be invested in an interest bearing investment in terms of section 78(2) A of the Attorneys Act, for the interest benefit of the LESSEE. This deposit will form part of 9.1.

5.3.4	On the day that the increased electricity supply is switched on and available for use by the LESSEE

The LESSOR is entitled to retain the deposit for the full period of the lease and upon termination of the lease either by cancellation thereof or due to effluxion of time the LESSOR shall refund the deposit or any balance thereof to the LESSEE after deduction of any amount for the aforesaid purposes. No interest shall be payable on the deposit to the Lessee, other than set out above.

5.4	Access card deposit

A deposit will be payable for each access card issued and will be refunded in full upon return of the access card, no interest will be payable on the deposit.

3	Initial …………..

6	RENT

Premises

The rent payable by the LESSEE hereunder for the hire of the Leased premises shall, subject to the provision of Annexure “A” be the following

-	Rental will be payable monthly, in advance as per Schedule 1.

Parking

-	The abovementioned Premises rental excludes the rental costs in respect of the parking bays, of which initial rental shall be charged according to Schedule 1. The number of parking bays rented can be adjusted according to operational needs with 30 day’s notice and is subject to availability.

-	Parking will be invoiced monthly throughout the rental period.

Rental escalation, all rental:

After the period of annual fixed escalation (7.5%) ending 30 June 2022, the rent will escalate annually on the first day of July. The escalation will be the calculated average between the “CPI” of the preceding year and 7.5% (fixed).

For purposes for the calculation of the escalation rate “CPI” means the latest available year on year increase in the headline Consumer Price Index (metropolitan areas, all items) as published in the Statistical Release P0141.1 compiled by Statistics South Africa, or, in the absence thereof, a similar index nominated by the Lessor‘s auditors.

If any dispute about the escalation rate and its calculation arises, the rate of 7.5 % per annum will apply until the dispute is resolved, after which the applicable escalation will be applied retrospectively.

All rent and invoiced consumer account payments shall be made to the financial institution stipulated on the monthly VAT invoices.

The rental amount EXCLUDES all consumption and the Lessee will be invoiced for both the fixed cost according the connection type and all metered consumption including water, electricity, sewerage and waste removal and consumables.

Should any consumer service not be metered at the time of this agreement, the LESSOR is entitled, at any time during the occupation by the Lessee, to install meterage systems and the Lessee will be obliged to pay the amount due for consumption.

4	Initial …………..

7	Electricity supply:

In principle it is agreed that the LESSOR can recover, in advance, all costs arising from the supply of electricity to the LESSEE, whether these costs have been part of this contract or arise from future legislation or an altered supply dispensation

7.1	Additional dedicated electricity supply (2.5 MVA)

7.1.1	The LESSOR agrees to provide 2.5 MVA connection to the lessee, subject to the terms and conditions of this clause.

7.1.2	The installation and supply of 2.5MVA electricity can be made available, if requested. Notice needs to be given, in writing, no less than 4 calendar months before supply is needed.

7.1.3	The LESSEE shall pay a deposit of R 500 000.00 (Five hundred thousand rand), 90 (Ninety)days before commencing with the installation of the dedicated 2.5 MVA supply. This deposit for the electrical installation, to be invested in an interest bearing investment in terms of section 86(4) A of the Legal Practice Act, for the interest benefit of the Lessee.

7.1.4	The LESSOR is entitled to retain the deposit for the full period of the lease and upon termination of the lease either by cancellation thereof or due to effluxion of time, the LESSOR shall refund the balance of the deposit (12 months) twelve months after vacation of the premises to the LESSEE after deduction of any amount, including provision for the 12 month non-use charge of City of Tshwane ( COT and for the aforesaid purposes. No interest shall be payable on the deposit to the Lessee, other than specified.

7.1.5	The electricity supply will be 3 Phase, 400V, at the bussbars of the transformer (11 kV – 400 V) transformers at ground level below the rented premises, dedicated to supply the LESSEE.

7.1.6	In consideration for the provision of the infrastructure and dedication of the supply to the LESSEE of said capacity, the LESSEE is obliged to pay a monthly charge in advance, an amount that is equal to 20% of the maximum demand charge, as defined by the City of Tshwane or its successor.

7.1.6.1	A discount equal to the charge in 9.1.4.2 will be allowed against the demand charge of the electricity metered and consumed, with the nett effect that the minimum payable will always be no less than the amount in 7.1.6

7.1.6.2	Said monthly amount will increase in accordance with any changes of the tariffs, fees, charges and scales of the supplier, as adjusted from time to time (presently City of Tshwane Local authority)

7.1.7	At termination of the lease and vacation of the premises, the LESSEE will be obliged to pay all charges levied by the municipality/supplier relating to the lessee’s period of occupation, including all charges for non-use of a for a period of twelve months after the premises have been vacated.

7.1.8	Should the LESSEE be of the opinion that the charges of the municipality is invalid or unlawful, the LESSEE will obliged to pay such charges in full to the attorney of the LESSOR to hold in trust for the interest benefit of the successful party, until a court or arbitrator, as the case may be, has decided on the validity of the charges of the municipality/ supplier.

7.1.9	The LESSEE agrees to indemnify the Lessor in regard to the legal costs of any dispute against the municipality relating to the electricity arrangements set out in this paragraph.

7.1.10	The LESSEE accepts all terms and conditions of the supply of electricity by the City of Tshwane and its’ successor in title (herein referred to as the municipality) and the Lessor as if the agreement has been entered into between the Lessee as an individual user and the municipality. The LESSEE acknowledges that the provision of electricity is subject to the municipality’s practices, tariff changes, legislation and regulations and the application thereof. The LESSEE releases the LESSOR from his obligation to provide the electricity as set herein, should the municipality fail to deliver or limit availability or capacity.

5	Initial …………..

8	USE OF PREMISES

The premises are let for the purpose of being used for running a molybdenum processing plant where gaseous molybdenum compound will be treated. The process comprises several stages of compression and expansion during which the product is purified. The premises will be used for the above and business related to the process and for no other purpose whatsoever, without the prior written consent of the LESSOR, which consent shall not be unreasonably withheld. The LESSOR does not warrant that the premises are fit or suitable for the said purpose. The premises are hereby let to the LESSEE voetstoots.

9	DOMICILIA AND NOTICES

9.1	The LESSOR chooses its “domicilium citandi et executandi” for all purposes hereunder at:

Morgan Creek management offices, 33 Eland Street, Koedoespoort, Pretoria, South Africa

9.2	The LESSEE chooses its “domicilium citandi et executandi” for all purposes hereunder at

The premises as described in 2.3

9.3	Any notices given in terms of this lease shall be given in writing, or shall be delivered by hand to the respective address provided for in this clause, and shall be deemed to have been received by the addressee on the date of delivery, or on the second business day after posting, as the case may be.

9.4	The LESSOR and the LESSEE shall each be entitled, by fourteen (14) days written notice to the other, to change the address set out above respectively chosen by each of them.

FOR LESSOR :

SIGNED AT PRETORIA ON THIS THE 12 DAY OF OCTOBER 2021

AS WITNESSES :	FOR AND ON BEHALF OF :

1.…………………………	LESSOR
2.…………………………	/s/ Hendrik Spoelstra Duly authorised to act for and on FULL NAMES : HENDRIK SPOELSTRA
ID no: 680803 5069 087

FOR LESSEE :

SIGNED AT PRETORIA ON THIS THE 12 DAY OF OCTOBER 2021

AS WITNESSES :	FOR AND ON BEHALF OF :

1.…………………………	LESSEE
2.…………………………	/s/ Robert Ainscow FULL NAMES: Robert Donald Ainscow

Duly authorised to act for and on behalf of the LESSEE

6	Initial …………..

RESOLUTION - LESSEE

We,

……………………………………………… ID No ……………………………….

and

……………………………………………… ID No ……………………………….

The Director/s of the Company of :

………………………………………………………………………………………………………………………

Registration Number : ……………………………………………………………………….

do hereby certify that :

On …………………………2021 the Director/s of the Company passed a resolution in the following terms : “RESOLVED that the Company enter into an agreement with MORGAN CREEK PROPERTIES 311 CC substantially in the form of the LEASE and the annexure thereto submitted to the Director/s of the Company and that any one of the Directors by authorised to execute the LEASE and any other documents that may be necessary to give effect thereto.

(a)	This is the LEASE that was submitted to the Directors of the Company.

(b)	It was agreed by the Directors that

……………………………………………………………………………………..… ID No …………………………………………………………………………………………………. will be authorised to sign all documentation relevant to leasing the property specified in clause (a).

……………………………… ………………………………

DIRECTORS

7	Initial …………..

ANNEXURE “A”

1	COMMENCEMENTS AND DURATION OF LEASE

(1)	The LESSEE herewith indemnifies and holds the LESSOR harmless against any claim by any third party in respect of any liability relating to or arising out of the occupation by Molybdos, the business rescue of Molybdos or any transaction arising from Molybdos or its business rescue.

(2)	Should any such claim be made against the LESSOR, the LESSEE will be obliged to settle or defend such claim together with all costs connected therewith.

(3)	Should any dispute arise as to when the Leased premises are in fact ready for occupation or as to the commencement date of this LEASE, the decision of the LESSOR architect in regard to such a dispute shall be final and binding on all the parties.

(4)	The “commencement date” and ‘termination date’ shall mean the dates referred to in 4 in the lease agreement

2	RENT

(1)	The rental of Phase 1 as set out in Annexure A, is payable on or before 1 October 2021.

(2)	Thereafter the monthly rental payable in terms of this LEASE shall be payable monthly in advance, without deduction before, or on the first day of each calendar month.

(3)	The LESSOR shall be entitled to appropriate any payment received from the LESSEE to any part or portion of the Lessee’s indebtedness to the LESSOR in terms of this lease agreement, particularly in the event that the LESSEE falls into arrears with any amount of whatsoever nature due and owing by the LESSEE to the LESSOR. The LESSOR shall be entitled to appropriate any such payment to whatever amount is due and owing by the LESSEE to the LESSOR, which appropriation shall be in the LESSOR’s sole discretion and without prejudice to any of the LESSOR’s rights in terms of this agreement.

(4)	In the event that the LESSEE’s lease agreement expires and the LESSEE remains in occupation of the premises, the LESSEE’s lease shall be on a three-monthly tenancy in the sole discretion of the LESSOR, and the LESSEE shall be bound to the terms and conditions of this written lease agreement save that the LESSEE tenancy shall be on a THREE MONTHLY basis.

8	Initial …………..

3	ASSESSMENT RATES

This clause shall become effective when an increase from the local or other responsible authority increases percentage wise more than the annual percentage increase of the rent.

The LESSOR shall pay the property rates, which may be levied by the CITY COUNCIL and/or any other lawfully constituted Authority. The LESSEE shall pay to the LESSOR, in addition to the rental payable hereunder, immediately upon demand therefore an amount equal to that portion of the rates which increased more than the annual increase of the rent as set out in clause 5 of the lease agreement. This additional amount will be added to the rent and will be in proportion to the Lessee’s share of the total rentable area in respect of the whole property when fully let.

4	LOCAL AUTHORITY CHARGES AND REGULATIONS

The rental specified in clause 5 of the Lease Agreement is a gross rental and the Lessee will, other than being liable for payment as set out in this paragraph, only be responsible for the share of increases due his presence and business’ operation

(1)	The LESSEE shall pay on demand to the LESSOR or to the local authority, as the LESSOR may require, the costs of all –

4.1.1	water consumed in the premises, as allowed by the laws and regulations, in addition to the payments for electricity as set out in the special conditions of the lease agreement

4.1.2	Sanitary / sewage fees which is calculated directly in proportion to the water consumed, referred to in 4.1.1 and

4.1.3	refuse removal costs due to the presence and business operation of the lessee in respect of the premises.

4.1.4	Should any amount referred to in Clause 4.1 be levied or assessed in respect of the building as opposed to the premises, the LESSEE shall pay a pro-rata share of the amount levied or assessed in respect of the building, calculated at the election of the LESSOR, according to –

(2)	The ratio between the rental payable for the time being by the LESSEE for the premises and the total rental payable for the time being to the LESSOR by all the Lessees of the building

4.2.1	The ratio between the area of the premises for the time being and the total area of the building occupied or capable of being occupied for the time being by Lessees.

(3)	In the event that the LESSEE fails to pay for electricity consumed within seven (7) days of demand to effect payment, the LESSOR shall be entitled to claim any damages of whatsoever nature from the LESSEE in this regard.

9	Initial …………..

5	OPERATING COSTS

This clause shall become effective when the increase in operating cost increases percentage wise more than the annual percentage increase of the rent.

The rental specified in clause 5 of the Lease Agreement is a gross rental, excluding consumer charges as set out in paragraph 4

Here off, and the Lessee will only be responsible for the pro-rata share of increases.

(1)	Operating costs means all costs, charges, expenditure, and other outgoing reasonably incurred by the LESSOR in managing and/or operating the building (including, but not limited to lifts, escalators, plant and machinery therein, the property and generally the whole building and other developments upon the property.

6	MUNICIPAL AND/OR OTHER REGULATIONS

The LESSEE shall be obliged, at his own expense, to comply with all the requirements of all Municipal or other Laws, By-Laws and regulations as well as requirements from industry specific regulations, directly or indirectly applicable to the leased premises or to the type of business conducted therein by the LESSEE and the LESSOR shall not be called upon at any time to comply with any such requirements.

7	INSURANCE

7.1	The LESSEE agrees to provide to the LESSOR confirmation from the Department for Agriculture and Rural Development that the activity of the company does not carry a statutory requirement for an Environmental Authorisation from the Department.

7.2	Notwithstanding there being no statutory requirement, the LESSEE is obliged to, within 120 days of taking occupation, and before the plant can be operated, obtain and present to the LESSOR a detailed insurance risk assessment, including an environmental risk assessment by a specialised risk assessor, which has to be pre-approved by the LESSOR in writing, such approval not to be unreasonably withheld.

7.3	Failure to obtain detailed insurance risk assessment within the allotted period would prohibit the LESSEE from continuing operations until such requirements have been met.

7.3	The LESSEE shall pay the assessment costs, and any modifications, structural or otherwise, the assessor may indicate that to mitigate risk.

7.4	The LESSEE shall pay on presentation of the invoice pay all the insurance costs relating to the risks of the specialised policy and the costs relating to an increase in the all-risk policy of the complete building. The LESSEE shall have the interest of the LESSOR recorded in the insurance policy and provide proof of such notice to the LESSOR.

7.5	The LESSEE shall pay an amount equal to any excess amount payable in terms of the specialised insurance, as a separate deposit, to be held by the LESSOR as security against any insurance claim.

7.6	The LESSEE shall not store nor permit the storage of any article or do anything upon the Leased premises, which may result in an increase in the Fire Insurance Premium payable on the leased premises or whereby the LESSOR Fire Policy over the leased premises may be rendered void or endangered.

7.7	The LESSOR shall be responsible for the payment of the insurance premiums in respect of normal risks covering the buildings, such Insurance to be effected with any Company, which the LESSOR may determine. Any increase or loading of the premium payable on any such policy by virtue of any operations undertaken by the LESSEE, or arising in any other way by virtue of the LESSEE occupation of the premises shall be borne by the LESSEE and shall be paid by the LESSEE to the LESSOR within seven (7) days of being notified in writing of such amount.

7.8	The LESSEE shall insure any plate glass on the leased premises.

7.9	The LESSEE agrees that all insurance, which the LESSEE has insuring any of the LESSEE property or property of others in the LESSEE possession or under the LESSEE’s control, shall contain at all times a waiver of the rights of subrogation against the LESSOR.

10	Initial …………..

8	LIABILITY OF LESSOR

8.7	The LESSEE shall not under any circumstances have any claim or right of action, whatsoever against the LESSOR for damages, loss or otherwise, nor shall it be entitled to withhold or defer payment of rent, by reason of :

8.7.1	the leased premises being in a defective condition or falling into disrepair, or any particular repairs not being effected by the LESSOR, within a period of six months from date of demand, or

8.7.2	Any failure or interruption in the lift service, the supply of water, gas, electricity, heating, telephone, Post Office, the cleaning services (if any), or any other amenities

In or to the leased premises whether such failure or interruption arises from the negligence of the LESSOR, the LESSOR servants, vis major, causes fortuitous or any other cause whatsoever.

8.8	the LESSOR shall not be responsible for any damage to or the loss of any stock, furniture, equipment or other effects, possessions or articles kept in the leased premises (whether in the PROPERTY of the LESSEE or that of anyone else) by rain, hail, lightning or fire, or by reason of riot, political strikes, or as a result of theft or burglary, with or without forcible entry, or through any other cause whatsoever unless caused directly by the LESSOR, nor shall the LESSOR be responsible for any personal injury which may be sustained in or about the leased premises by any of the directors, servants, employees, agents, customers or invitees of the LESSEE or any occupant of the leased premises or any other person, whomsoever.

Whether the person so injured or any dependant of any such injured person, howsoever such injury may be caused, nor shall the LESSOR be responsible for the death, howsoever caused, of any such person occurring in the leased premises, whether to dependants or otherwise. The LESSEE hereby indemnifies the LESSOR against any claim of whatsoever nature that may be made against the LESSOR in respect of the loss of, or damage to anything contained in the leased premises, and such indemnity shall be fully effective notwithstanding that between the LESSOR and any claimant in question, the LESSOR is liable to such claimant in respect of his claim. All the provisions of this clause shall apply and be fully operative, notwithstanding that any loss, damage, loss of life or injury hereinbefore referred to may occur or be sustained in consequence of anything done or omitted by the LESSOR or any of its directors, servants, employees or agents.

9	EXCLUSION OF LIABILITY

Neither the LESSOR nor any of its directors, agents, employees or servants shall be liable for personal injury to, or the death of any person, or loss of, or damage to any property of whatever nature in the premises, or in the building, or on the property, however arising or caused.

The LESSEE hereby indemnifies the LESSOR and its directors, agents, employees or servants against any claim of whatever nature, which may be made against any of them arising out of any of the foregoing occurrences.

11	Initial …………..

10	ALTERATIONS TO PREMISES

10.7	Save as set forth elsewhere in the LEASE, the LESSEE shall not make any alterations or additions of any nature whatsoever to the exterior, roof or interior of the building or the leased premises without the LESSOR prior written consent and shall not at any time have any claim against the LESSOR for improvements effected to the leased premises or the building.

10.8	The LESSEE shall not make any non-structural alterations or additions to the interior of the leased premises without the LESSOR prior written consent, which shall not be unreasonably withheld.

10.9	If consent is given by the LESSOR in terms of 10.1 or 10.2 then during the currency of this lease or any extension thereof, such alterations or additions shall not be removed or altered by the LESSEE, and upon the expiration or earlier termination of the LEASE :

If the LESSEE is required to do so by the LESSOR in writing, within 30 (thirty) days of that expiration or termination, the LESSEE shall remove the said alterations or additions and reinstate the building and/or the leased premises in question, at the LESSEE cost, to their same condition (fair wear and tear excepted) prior to the carrying out of such alteration or additions, and if the LESSEE fails to do so after notice as aforesaid, the LESSOR shall be entitled to remove the said alterations or additions and reinstate the building and/or the leased premises as aforesaid at the LESSEE cost.

Notwithstanding the aforementioned, the LESSOR shall be entitled to insist in the LESSOR’s sole discretion that the LESSEE restore the premises to the condition of a bare shell at the LESSEE’s cost, upon termination of this lease agreement or the LESSEE’s vacation of the premises.

10.9.1	If the LESSOR does not exercise its right in terms of 10.3, the said additions or alterations shall not be removed by the LESSEE, but shall become the LESSOR property and no compensation therefore shall be paid by the LESSOR.

10.10	In the event of any dispute arising as to whether any alteration or addition is structural, non-structural or merely a fixture or fitting, a certificate of any architect appointed by the LESSOR shall be final and binding on both the LESSOR and the LESSEE.

10.11	If the LESSEE effects any alterations and additions to the building or the leased premises without the LESSOR prior written consent, the LESSOR shall be entitled to deem that such consent has not been given and to exercise its rights in terms of 10.3.

10.12	If the LESSEE is obliged by the LESSOR to remove any alterations and additions and reinstate the leased premises and, for the purpose of so doing, the LESSEE remains in occupation of the Leased premises after expiry of this lease, then the LESSEE shall be liable for the payment of rental in terms of this lease in respect of such period of occupation and such further damages as may accrue to the LESSOR arising therefrom.

11	FIXTURES AND FITTINGS

The LESSEE shall be entitled, from time to time, to erect in the leased premises, such fixtures and fittings as may be required or necessary for the carrying on of the LESSEE business, but which shall be:

11.7	In keeping with the general finish of the building.

11.8	Removed by the LESSEE at its cost upon the expiration or earlier termination of this lease, provided that any damage caused to the leased premises as a result of any such removal shall be made good by the LESSEE at its cost.

11.9	In the event that the LESSEE has taken occupation of the premises and same were already fitted with fixtures and fittings, the LESSOR may in its discretion insist that the LESSEE restore the premises to the condition of a bare shell upon the LESSEE vacating the premises and in the event that the LESSEE fails to do so once requested by the LESSOR, the LESSOR shall be entitled to recover the costs of re-instating the premises to a bare shell from the LESSEE which costs shall be payable by the LESSEE to the LESSOR within seven (7) days of due and proper demand having been forwarded by the LESSOR to the LESSEE.

12	Initial …………..

12	SIGNWRITING

The LESSEE shall not be entitled to affix any hanging signs, sign writing, advertising or the like to any part of the leased premises without the prior written approval of the LESSOR, which approval shall not be unreasonably withheld.

13	MAINTENANCE OF INTERIOR

13.7	The LESSEE hereby acknowledges that the leased premises including all sewerage and drainage systems are rented by the LESSEE in an ‘as is’ state, was inspected by the LESSEE and it shall be the responsibility of the LESSEE at his own cost and expense, to maintain the interior of the said premises in good order and condition, to replace all windows or plate glass which may be damaged or broken during his tenancy and also to repair and/or replace all locks, keys, door handles, window fittings and other interior fittings that may be damaged, destroyed or lost during his tenancy of the leased premises. The LESSEE shall pay for the replacement of all fluorescent lights, starters, ballasts, and incandescent lamps used in or on the premises. The LESSEE also agrees to replace at his own cost all electric light globes and fittings used, broken or worn out during the currency of this lease and shall be responsible for restoring the Leased premises to the LESSOR on the termination of this lease in the same good order and condition, fair wear and tear only excepted. The LESSEE also agrees to keep the area adjacent to his portion of the premises clean and tidy and free from refuse and shall not permit persons to loiter in such area.

13.8	The LESSEE, if obliged to paint the interior of the premises in terms of this lease agreement, or in the event of the LESSEE wishing to paint the leased premises, such painting shall be effected in a proper workmanlike manner and with good quality paint, providing further that the LESSEE shall not be entitled to paint the interior of the leased premises so as to substantially alter the colour of any existing paintwork therein unless the consent to do so is first obtained from the LESSOR in writing.

14	MAINTENANCE OF EXTERIOR

The LESSOR shall keep the exterior of the premises in good order and repair and the LESSEE undertakes and it shall be his duty to notify the LESSOR in writing of any defects in the exterior of the building which become apparent to him during the period of this lease, in which event the LESSOR shall remedy the defect within a reasonable time. In any event the LESSOR shall not be responsible for any damage to the property of the LESSEE by reason of any defect in the premises or from any cause unless caused directly by the LESSOR, including any damage due to leakage.

15	VALUE ADDED TAX

In the event of value added tax or any other form of tax imposed by the Government or any Regional, Local or other competent Authority, being or becoming payable by the LESSOR on the rent or any other amount due by the LESSEE in terms of this lease, the LESSEE shall refund to the LESSOR on demand such tax or other amounts so payable by the LESSOR.

16	NUISANCE

The LESSEE and/or his Agents or servants shall not do nor permit to be done anything in or upon the Leased premises or any part thereof which may cause or be a nuisance or annoyance, to the Lessees occupying other portions of the LESSOR property or neighbours generally.

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17	DESTRUCTION BY FIRE

In the event of the leased premises being totally or partially destroyed by fire, riot, vis major or any act of god or by any other cause whatsoever, this lease shall for such reason not terminate, but the LESSEE shall be entitled to an agreed rebate of rent during the repair of the building or the rebuilding, as the case may be, proportionate to the LESSEE’S beneficial occupation of the premises, unless such fire has occurred through his or his servant’s negligence when no rebate of rent will be allowed or claimable, the onus of proof of negligence to lie with the LESSOR.

In the event of a dispute arising between the LESSOR and the LESSEE as to the rebate of rent, or the availability for beneficial occupation, same shall be determined by submission to The South African Institute of Valuers, for arbitration by two independent members appointed by the Chairman of the Branch, who decision the parties agree to accept. The LESSEE shall not have any claim on the LESSOR for damages in consequence of any deprivation, the LESSOR at all times having the right to elect whether he shall rebuild or not and he shall give written notice of his intention to the LESSEE within one (1) month after such occurrence, and should he fail to do so, then he shall be deemed to have elected not to erect the building, in which case this lease shall terminate upon the expiry of such period of one (1) month. In the event however of the LESSOR restoring the property or rebuilding the same, he shall give the LESSEE the same accommodation the LESSEE had under this LEASE. Should the LESSOR decide to rebuild or restore the property, he shall be obliged to commence and complete the work as quickly as reasonably possible.

18	INSPECTIONS

The LESSOR or his Agents shall be entitled during working hours and on 24 hour notice to the LESSEE to enter upon and inspect the Leased premises or any portion thereof, subject to an orderly arrangement of these inspections without putting the trade secrets or terms of operational permits of the LESSEE at risk. In the event of any damage having been caused to the Leased premises for which the LESSEE is responsible under LEASE, to call upon the LESSEE to repair such damage. In default of the LESSEE effecting such repairs within fourteen (14) days after receiving such notice, the LESSOR may himself effect the repairs and charge the LESSEE with the cost thereof.

19	“FOR SALE” and “TO LET” SIGNS

The LESSOR shall be entitled to display a “For Sale” sign upon the Leased premises at any time during the currency of this lease and he may likewise display a “To Let” sign at any time within a period of three (3) months prior to the expiry of this LEASE. The LESSEE shall permit any intended LESSEE or purchaser to view the Leased premises during working hours and with 24 hours notice to the LESSEE.

20	CESSIONS AND SUB-LETTING

The LESSEE shall not cede, assign or transfer this Agreement of Lease nor shall he sub-let, assign or part with possession of the Leased premises or any part thereof without the consent of the LESSOR in writing first being had and obtained, which consent, however, shall not be unreasonably withheld. It is recorded that a sale of shares in the LESSEE Company shall be deemed to be alienation in terms of this condition.

21	INDULGENCE

Any relaxation or indulgence which the LESSOR may show the LESSEE shall not in any way prejudice his rights under this lease and, more particularly, no act of the LESSOR in accepting rent after due date or in accepting a lesser sum than the amount of rent due shall be construed as a waiver by the LESSOR of his rights under this LEASE. In particular no waiver of any fashion whatsoever shall prejudice the Lessor’s rights in terms of this lease agreement.

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22	SOLE CONTRACT

This Agreement shall be the whole and only contract between the LESSOR and the LESSEE and the LESSEE acknowledges that no statement, warranties, presentations have been made to him by or on behalf of the LESSOR other than herein contained. Should any variations be required at any time during the currency of this lease, such variations shall only be binding on the parties if contained in writing and signed by the LESSOR and the LESSEE.

23	BREACH OF LEASE

Should the LESSEE:

23.7	fail to pay any amount due by it in terms of this lease on due date, or

23.8	commit any other breach of any condition of this lease, whether such breach goes to the root of this contract or not, and fail to remedy that breach within a period of 7 (seven) days after the giving of written notice to that effect to it by the LESSOR (provided that should that breach be one which is not reasonably capable of being remedied within the said period of 7 (seven) days, then the LESSEE shall be allowed such addition period as is reasonably require therefore, breach of any of the conditions of the lease and thereafter again breach any condition of the lease (whether the same condition or not) within a period of 12 (twelve) months after the earlier breach aforesaid, or

23.9	commit any act of insolvency, then and in any of such events, the LESSOR shall, without prejudice to its right to damages or to its right to eject the LESSEE from the Leased premises or to any other claim of any nature whatever that the LESSOR may have against the LESSEE as a result thereof –

(i)	Be entitled to cancel this lease, or

(ii)	In the case of sub-clause (b) hereof, to remedy such breach and immediately recover the total cost incurred by the LESSOR in so doing from the LESSEE.

24	While the LESSEE remains in occupation of the Leased premises and irrespective of any dispute between the parties, including, but not being restricted to a dispute as to the LESSOR right to cancel this lease, then –

(i)	The LESSEE shall continue to pay all amounts due to the LESSOR in terms of this lease on the due dates of the same.

(ii)	the LESSOR shall be entitled to recover and accept those payments.

(iii)	The acceptance by the LESSOR of those payments shall be without prejudice to and shall not in any manner whatsoever affect the LESSOR claim to cancellation of this lease or for damages of any other nature whatsoever.

(iv)	Should dispute between the LESSOR and the LESSEE be determined in favour of the LESSOR, then the payments made to the LESSOR in terms of this sub clause shall be regarded as amounts paid by the LESSEE on account of the loss and/or damages sustained by the LESSOR as a result of the holding over by the LESSEE of the Leased premises.

In the event of the LESSOR instructing its Attorney to take measures for the enforcement of any of the LESSOR rights under this lease, the LESSEE shall pay to the LESSOR such collection charges and other legal costs, on an attorney and own client basis, as shall be lawfully charged by such attorneys to the LESSOR.

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25	JURISDICTION AND ALTERNATIVE DISPUTE RESOLUTION

The LESSEE consents in terms of Section 45 of Act 32 of 1944 (or any amendments or substitutions thereof) to the LESSOR taking steps for the eviction of the LESSEE.

In regard to any other dispute arising from or in connection with this contract shall be finally resolved with the Rules of the Arbitration Foundation of Southern Africa by an Arbitrator appointed by the Foundation.

The parties agree to submit to the rules for domestic arbitration South Africa of the ARBITRATION FOUNDATION SOUTH AFRICA https://arbitration.co.za/domestic-arbitration/commercial-rules/ in terms of legal proceeding for enforcing any of his rights under this Agreement of Lease for recovery of any monies claimable under this lease or otherwise.

26	SEWERAGE SYSTEM

In regard to the sewerage system, it is a condition of this lease that only standard toilet paper will be used in the toilets and the LESSEE will be held responsible for any blockage caused by its employees to the sewer pipes which attributable to the misuse of the system.

27	VACANT POSSESSION

At the termination of this lease the LESSEE agrees that he will give up vacant possession of the Leased premises to the LESSOR.

28	FLOOR LOADING

The maximum floor loading capacity of the Leased premises is 450 Kilograms per square metre and the LESSEE undertakes that machinery and/or goods to be stored or stacked in the Leased premises will not exceed this floor loading capacity.

29	COSTS OF LEASE

The LESSEE shall pay the entire expenses incidental to and in connection with the preparation and execution of this lease and any renewal thereof, if applicable.

30	VENTILATION / AIR CONDITIONING

All ventilation equipment currently installed is included in the rental. All costs related to running, maintenance and upgrading is for the account of the LESSOR.

All improvements to the air conditioning system will remain the property of the LESSOR at the expiry of the lease agreement.

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31	LICENCES

(a)	The LESSOR does not warrant or represent, the Leased premises are fit for the purpose of the business to be conducted in terms of this LEASE.

(b)	There shall be no obligation or responsibility on the LESSOR to perform any work or to make any alterations to the premises so that the premises comply with such provisions as may be required by any authority for the issue of a licence, permit or any other authority to the LESSEE.

(c)	The LESSEE shall be liable for obtaining all necessary permits, licences, authorities, or other consents in respect of the conduct of the LESSEE business in the Leased premises. Any failure howsoever arising to obtain, keep, or renew such permits, licences, authorities or consents during the currency of this lease shall not constitute a ground for cancellation of this LEASE.

32	INTEREST ON LATE PAYMENT

Should any amount due by the LESSEE in terms of this LEASE, whether in respect of rental or otherwise, not be paid on due date, such amount will bear interest at the rate of interest charged from time to time by ABSA Bank in respect of overdraft facilities plus 5%. Interest will accrue on the unpaid amount from the date on which payment was due until payment is made and the interest will be due and payable upon its accrual, which interest will be calculated daily.

All costs incurred in the collection of any amount due by the LESSEE in terms of this LEASE, not paid on due date, shall be for the account of the LESSEE.

33	LATITUDE

In the event of the LESSOR not immediately enforcing the due or full compliance with all or any of the terms and conditions of this LEASE, or neglecting to do so, or in the event of an extension of time being granted by the LESSOR to the LESSEE for the observance of any provision hereof, such failure, neglect or indulgence by the LESSOR will in no way be construed as a novation of this agreement nor will it in any other way be binding upon the LESSOR.

34	SALE AND/OR TRANSFER OF BUILDING

The LESSEE hereby waives its right of election to terminate this LEASE, or any extension hereof, in the event of the LESSOR selling or transferring the building in which the premises hereby let are situated, to any third party. The LESSEE further agrees that it shall continue to be bound by the terms and conditions of this lease upon the sale and/or transfer referred to herein taking place.

The lessee is entitled to register this lease agreement at the Deeds Office at his own cost.

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35	SECURITY

The premises is being developed as a Techno park and numerous of the tenants develop new technologies, therefore it is required from all tenants to respect and comply with rules from management regarding security and/or access control.

If any person working for or have access to the lessee’s premises by virtue of association with the LESSEE fail to comply with rules in this regard or breach the security of other tenants, the management reserves the right to deny such a person access to the premises.

The LESSOR provides, which it shall have no obligation to do and provides no guarantee in this regard, a security service.

Currently it compromises of a single guard on duty, 24 hours, 7 days a week with radio contact with armed mobile reaction units.

35.7	Should the LESSEE have any specific security requirements, only security firms vetted and found suitable will be allowed on site, access will remain restricted.

35.8	The security company contracted by the LESSOR will be given the opportunity to provide the same service at the same quoted cost. Unless the company referred to in 37.1 cannot provide such a service at the same cost, the tenant will use the LESSOR’s preferred security company.

35.9	In the event of the LESSOR installing a security system, and/or security guards for controlled access and/or protection of the building in which the Leased premises are situated, before, during or after normal business hours or during weekends and public holidays, the LESSEE will be obliged to co-operate therewith in a way that the LESSOR regards as reasonable and suitable for the building.

35.10	The LESSEE undertakes to co-operate in all firefighting, fire preventing and evacuation exercises that may be necessary from time to time.

36	ACCESS CONTROL

36.7	The main building does have an access control system which control access to restricted areas and improves the general security of the building

36.8	All employees of the LESSEE must comply with the rules of the LESSOR

36.9	Photos must be provided for all access card carrying persons associated with the lessor.

36.10	Employees will have limited access to the building after normal working hours.

36.11	The LESSEE will have full access control of the leased premises, except access required in terms of safety regulations eg. fire escape

36.12	Should any operational specific, access needs exist, it can be arranged with building management, provided it does not effect the security the total premises negatively.

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37	PEST CONTROL

The LESSEE shall pay, on demand, to the LESSOR the costs in regard to the control and extermination of any pests and other infestations on the Leased premises, which may cause a health hazard. If more than one LESSEE occupy the building, the costs thereof shall be borne on a pro rata basis by the LESSEE and shall it be determined according to the following formula :

LESSEE SHARE = m² LEASED PREMISES X 100 = %

SHARE

TOTAL m² OF BUILDING                           COSTS

The LESSOR shall be entitled to inspect the Leased premises at all reasonable times for this purpose and the LESSEE shall grant the LESSOR access to the Leased premises to exercise such pest control and/or extermination thereof.

38	BUILDING CLAUSE

38.1	After the initial twenty four (24) months of the lease, the Landlord may terminate this lease or any renewal thereof by giving the Tenant twelve (12) months written notice to such effect should the Landlord wish to demolish the premises ore reconstruct of redevelop the premises.

38.2	The Landlord shall, however, have the right at any time to commence the reconstruction and/or redevelopment and/or renovation of the building, other than the premises and these operations may proceed while the Tenant is in occupation of the premises.

38.3	The Landlord is entitled to access all service shafts forming part of the premises for purposes of reconstruction and/or redevelopment and/or renovation of the building.

38.4	Notwithstanding the implementation of any work as contemplated in point 2 above, the Tenant shall have no right to object to such work or to claim any rebate of rental during the period in which said work may be in progress nor shall the Tenant have any claim for damages of whatsoever nature by reason of the earlier termination of this lease.

38	CONSENT CLAUSE

The Tenant hereby consents that, and authorises the Landlord or agent to, at all times:

(a)	Contact, request and obtain information from any credit provider (or potential credit provider) or registered credit bureau relevant to an assessment of the behaviour, profile, payment patterns, indebtedness, whereabouts, and creditworthiness of the Tenant ;

(b)	Furnish information concerning the behaviour, profile, payment patterns, indebtedness, whereabouts, and creditworthiness of the tenant to any registered credit bureau or to any credit provider (or potential credit provider) seeking a trade reference regarding the tenant’s dealings with the Landlord.

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